Exhibit 99.1

Coach, Inc. Reports Fiscal 2016 First Quarter Results

  First Quarter Net Sales Increased 3% Over Prior Year In Constant Currency; Down 1% On A Reported Basis
  First Quarter Non-GAAP Earnings Per Share was $0.41; First Quarter GAAP Earnings Per Share was $0.35
  Maintains Full Year 2016 Guidance

NEW YORK--(BUSINESS WIRE)--October 27, 2015--Coach, Inc. (NYSE: COH) (SEHK: 6388), a leading New York design house of modern luxury accessories and lifestyle brands, today reported first quarter results for the period ended September 26, 2015.

Victor Luis, Chief Executive Officer of Coach, Inc., said, “We are pleased with our first quarter performance, which was consistent with our plan and reflected continued progress on our transformation journey. We drove further sequential improvement in our North America bricks and mortar business - led, as expected, by our retail stores - with this momentum continuing into the second quarter. Our international businesses posted moderate growth on a constant currency basis, highlighted by double-digit increases in Europe and Mainland China, as well as sales gains in Japan. Overall, our results underscore our confidence that the cumulative impact of our actions will result in a return to top line growth in FY16 and positive North American comps by the end of the year.”

“Importantly, we continued to successfully execute our brand transformation strategies across our three key brand pillars: product, stores and marketing in the quarter. Stuart Vevers’s new product – notably the Ace and Nomad handbags in retail and Blake in outlet – have been very well received by customers across geographies. Our Modern Luxury stores globally and across channels are performing well, and we’re especially pleased with the ongoing positive comps we’re generating in the North American retail stores which have been renovated, as we anniversary the delivery of Stuart’s first collection. And we hosted our first true runway show during New York Fashion Week, receiving great editorial reviews, while kicking off our 75th anniversary year celebrations.”

Overview of First Quarter 2016 Consolidated, Coach, Inc. Results:

  Net sales totaled $1.03 billion for the first fiscal quarter, compared with $1.04 billion reported in the same period of the prior year, a decrease of 1%. On a constant currency basis, total sales increased 3% for the period.
  Gross profit totaled $697 million versus $719 million a year ago on a Non-GAAP basis, while gross margin was 67.7% versus 69.3%. On a reported basis, Coach, Inc. gross profit was also $697 million versus $715 million a year ago, with a gross margin of 67.6% versus 68.9%.
  SG&A expenses of $532 million compared to $503 million in the prior year on a non-GAAP basis, an increase of 6%. As a percentage of net sales, SG&A totaled 51.7% on a non-GAAP basis, compared to 48.4% in the year-ago quarter. On a reported basis, SG&A expenses were $555 million or 53.9% of sales as compared to $536 million or 51.6% on a reported basis in the year ago period.
  Operating income for the quarter on a non-GAAP basis totaled $165 million compared to $217 million in the prior year, while operating margin was 16.0% versus 20.9%. On a reported basis, operating income was $141 million compared to $180 million in the prior year, while operating margin was 13.7% versus 17.3%.
  Net interest expense was $7 million in the quarter as compared to net interest income of $1 million in the year ago period.
  Net income for the quarter on a Non-GAAP basis totaled $113 million, with earnings per diluted share of $0.41. This included a contribution of $11 million or $0.04 per share from Stuart Weitzman. This compared to non-GAAP net income in the first quarter of FY15 of $146 million with earnings per diluted share of $0.53. On a GAAP basis, net income for the quarter was $96 million with earnings per diluted share of $0.35 including a contribution of $5 million or $0.02 per share from Stuart Weitzman. This compared to prior year GAAP net income of $119 million or $0.43 earnings per diluted share.

Coach Brand First Quarter of 2016 Results:

  Net sales for the Coach brand totaled $943 million for the first fiscal quarter, compared with $1.04 billion reported in the same period of the prior year, a decrease of 9%. On a constant currency basis, total sales decreased 5% for the period.

First fiscal quarter sales results in each of Coach primary segments were as follows:

  Total North American Coach brand sales decreased 11% on a reported basis for the quarter to $561 million from $634 million last year, and 10% on a constant currency basis, reflecting sequential improvement. North American direct sales declined 12% on a dollar basis and 11% on a constant currency basis for the quarter, with comparable store sales down 9.5% including the impact of the Internet, which pressured total comparable stores sales by about 1.5 percentage points due to the reduction in eOutlet events. As expected, at POS, sales in North American department stores declined at a mid-teens rate versus prior year, while net sales into department stores declined to a lesser degree.
  International Coach brand sales declined 3% to $369 million from $381 million last year. On a constant currency basis, International sales rose 6%. Total China sales rose 2% in dollars and 3% in constant currency with double-digit growth and positive comparable store sales on the Mainland offset in part by continued weakness in Hong Kong and Macau. In Japan, sales rose 6% on a constant currency basis, consistent with expectations, while dollar sales declined 10%, reflecting the weaker yen. Sales for the remaining directly operated businesses in Asia grew slightly in constant currency while down in dollars, while Europe remained very strong, growing at a double digit pace in both total and comparable store sales. At POS, sales in international wholesale locations decreased due to softness in travel retail, in turn impacted by MERS, while domestic distributor markets showed growth. Net sales into the channel also declined from prior year.
  Gross profit for the Coach brand totaled $647 million on both a non-GAAP and reported basis, while gross margin was 68.6%, pressured by about 60 basis points from currency.
  SG&A expenses totaled $497 million for the Coach brand on a non-GAAP basis, a decrease of 1%. As a percentage of net sales, SG&A expenses totaled 52.7% on a non-GAAP basis. On a reported basis, SG&A expenses were $513 million and represented 54.4% of sales.
  Operating income for the Coach brand on a non-GAAP basis was $150 million, while operating margin was 15.9%. On a reported basis, operating income was $134 million for Coach, while operating margin was 14.2%.

Stuart Weitzman First Quarter of 2016 Results:

  Net sales for the Stuart Weitzman brand totaled $87.5 million for the first fiscal quarter.
  Gross profit for the Stuart Weitzman brand totaled $50.6 million on a non-GAAP basis, resulting in a gross margin of 57.8% and $49.7 million with a margin of 56.8%, as reported.
  SG&A expenses were $35.5 million for the Stuart Weitzman brand or 40.6% of sales on a non-GAAP basis and $42.0 million representing 48.0% of sales as reported.
  Operating income for the Stuart Weitzman brand was $15.1 million representing an operating margin of 17.2% on a non-GAAP basis, and $7.7 million or 8.8% as reported.

During the first quarter of FY16, the company recorded charges of $13 million under its multi-year transformation plan. These charges consisted primarily of organizational efficiency costs and accelerated depreciation for stores renovations. In addition, the company recorded costs of approximately $11 million associated with the acquisition of Stuart Weitzman (which primarily includes the impact of limited life purchase accounting and contingent payments). These actions taken together increased the company’s SG&A expenses by about $23 million and cost of sales by about $1 million, negatively impacting net income by $17 million after tax or about $0.06 per diluted share in the first quarter.

The Company ended the first quarter of FY16 with inventory of $575 million including $32 million associated with Stuart Weitzman. This compared to ending inventory for the Coach brand of $597 million for the first quarter of FY15. Therefore, inventory declined 4% on a consolidated basis and 9% for the Coach brand.

Mr. Luis added, “We are excited to see our brand momentum building as we execute on our transformation. We enter the key holiday period confident that we will see continued improvement in our North America comparable store sales, driven by a strong assortment of gifts and new fashion handbags across all channels. In addition, our international businesses, notably in Europe and Japan, will continue to benefit from both strong domestic and tourist shopping trends.”

“Coach is clearly emerging as a house of design, built upon our heritage as America’s original house of leather. In the year ahead we will celebrate this history, while moving the brand forward under Stuart Vevers’s creative leadership leveraging new opportunities through Coach 1941, our runway collection. We are pleased with the continued integration of the Stuart Weitzman brand and the traction that it’s getting with fashionable consumers globally. We are confident that together the Coach and Stuart Weitzman brands can drive sustainable growth and best-in-class profitability for Coach, Inc., over the long term,” Mr. Luis concluded.

Fiscal Year 2016 Outlook:

The Company is maintaining its FY16 outlook outlined in August. Coach brand revenues for Fiscal 2016 are expected to increase by low-single digits in constant currency on a 52-week basis. Based on current exchange rates, foreign currency will have an approximate 200 basis point negative impact on overall Fiscal 2016 revenue growth distorted to the first half. Gross margin for the Coach brand is still projected to be in the area of 70% on a constant currency basis, while negative foreign currency effects may impact gross margin by 80-100 basis points. SG&A expenses for the brand are anticipated to rise at a mid-single-digit rate in constant currency, driven primarily by a shift in project timing from FY15, while dollar growth is expected to be somewhat lower. Therefore, taken together Coach brand operating margin for Fiscal 2016 is currently estimated to be in the mid-to-high teens. Interest expense is expected to be in the area of $30-$35 million for the year while the full year Fiscal 2016 tax rate is projected at about 28%.

This guidance excludes expected transformation-related charges of around $50 million, as well as Stuart Weitzman acquisition and integration related charges of around $30 million (which primarily includes the impact of limited life purchase accounting and contingent payments) over the course of 2016. In addition, the company is forecasting Stuart Weitzman brand sales in the area of $335 million on a reported dollar basis for fiscal 2016, driving Coach, Inc. total revenue growth to high-single digits and adding about $0.09 to earnings per diluted share, excluding charges associated with financing, short-term purchase accounting adjustments and contingent payments, and integration costs. As previously noted, given the lower gross margin and operating margin profile of the Stuart Weitzman business relative to the Coach brand, the Stuart Weitzman business is projected to negatively impact consolidated gross margin and operating margin by about 80-90 basis points and approximately 50 basis points, respectively. The company also notes that fiscal 2016 will include a 53rd week in its fiscal fourth quarter, which is expected to contribute approximately $75-$80 million in incremental revenue and $0.06 in earnings per diluted share to Coach, Inc.

Conference Call Details:

Coach will host a conference call to review these results at 8:30 a.m. (EDT) today, October 27, 2015. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 or 1-210-795-9977 and asking for the Coach earnings call led by Andrea Shaw Resnick, Global Head of Investor Relations and Corporate Communications. A telephone replay will be available starting at 12:00 p.m. (EDT) today, for a period of five business days. The number to call is 1-866-352-7723 or 1-203-369-0080. A webcast replay of the earnings conference call will also be available for five business days on the Coach website.

The Company expects to report second quarter financial results on Tuesday, January 26, 2016. To receive notification of future announcements, please register at www.coach.com/investors ("Subscribe to E-Mail Alerts").

Coach, Inc. is a leading New York design house of modern luxury accessories and lifestyle brands. The Coach brand was established in New York City in 1941, and has a rich heritage of pairing exceptional leathers and materials with innovative design. Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through Coach’s website at www.coach.com. In 2015, Coach acquired Stuart Weitzman, a global leader in designer footwear, sold in more than 70 countries and through its website at www.stuartweitzman.com. Coach, Inc.’s common stock is traded on the New York Stock Exchange under the symbol COH and Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

This information to be made available in this presentation may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Fiscal Year 2016 Outlook,” as well as statements that can be identified by the use of forward-looking terminology such as "may," "will," “can,” "should," "expect," "intend," "estimate," "continue," "project," "guidance," "forecast," "anticipated," “moving,” “leveraging,” or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs and successfully execute our transformation initiatives and growth strategies and our ability to achieve intended benefits, cost savings and synergies from acquisition, etc. Please refer to Coach Inc.’s latest Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended September 26, 2015 and September 27, 2014
(in millions, except per share data)

	(unaudited)
	QUARTER ENDED
	September 26,	September 27,
	2015	2014

Net sales	$1,030.3	$1,038.8

Cost of sales	333.8	323.4

Gross profit	696.5	715.4

Selling, general and administrative expenses	555.1	535.6

Operating income	141.4	179.8

Interest (expense) income, net	(6.7)	0.7

Income before provision for income taxes	134.7	180.5

Provision for income taxes	38.3	61.4

Net Income	$96.4	$119.1

Net income per share:

Basic	$0.35	$0.43

Diluted	$0.35	$0.43

Shares used in computing
net income per share:

Basic	277.1	275.0

Diluted	278.3	276.4

COACH, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Quarters Ended September 26, 2015 and September 27, 2014
(in millions, except per share data)
(unaudited)

	September 26, 2015
	GAAP Basis	Transformation and	Acquisition-Related	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Other Actions (1)	Costs (2)	Purchase Accounting (3)	(Excluding Items)

Gross profit	$696.5	$-	$-	$(0.9)	$697.4

Selling, general and administrative expenses	$555.1	$12.6	$5.9	$4.2	$532.4

Operating income	$141.4	$(12.6)	$(5.9)	$(5.1)	$165.0

Income before provision for income taxes	$134.7	$(12.6)	$(5.9)	$(5.1)	$158.3

Provision for income taxes	$38.3	$(4.1)	$(1.9)	$(0.9)	$45.2

Net income	$96.4	$(8.5)	$(4.0)	$(4.2)	$113.1

Diluted net income per share	$0.35	$(0.03)	$(0.01)	$(0.02)	$0.41

	September 27, 2014
	GAAP Basis	Transformation and	Acquisition-Related	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Other Actions (1)	Costs (2)	Purchase Accounting (3)	(Excluding Items)

Gross profit	$715.4	$(4.0)	$-	$-	$719.4

Selling, general and administrative expenses	$535.6	$33.1	$-	$-	$502.5

Operating income	$179.8	$(37.1)	$-	$-	$216.9

Income before provision for income taxes	$180.5	$(37.1)	$-	$-	$217.6

Provision for income taxes	$61.4	$(10.4)	$-	$-	$71.8

Net income	$119.1	$(26.7)	$-	$-	$145.8

Diluted net income per share	$0.43	$(0.10)	$-	$-	$0.53

(1) Amounts as of September 26, 2015 reflect Coach brand charges primarily related to organizational efficiency costs and accelerated depreciation as a result of store renovations. Amounts as of September 27, 2014 related to Coach brand corporate restructuring and related costs, accelerated depreciation charges as a result of store updates and closures and charges related to the destruction of inventory.

(2) Primarily represents costs attributable to contingent payments, integration-related activities and other consulting and legal costs related to the acquisition of Stuart Weitzman Holdings LLC. $3.6 million of these SG&A expenses were recorded within the Coach brand, resulting in a $3.6 million decrease in operating income. $2.3 million of these SG&A expenses were recorded within the Stuart Weitzman segment, resulting in a $2.3 million decrease in operating income.

(3) Represents limited life purchase accounting impacts associated with Stuart Weitzman Holdings LLC, primarily due to the amortization of the fair value of the order backlog asset and inventory step-up, all recorded within the Stuart Weitzman segment.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The financial information presented above, as well as gross margin, SG&A expense ratio, and operating margin, have been presented both including and excluding the effect of certain items which affect the comparability of our results for Coach, Inc., as well as the Coach brand, which includes the Company’s North America and International segments, as well as Other and Corporate Unallocated results, and the Stuart Weitzman brand, which includes the Company’s Stuart Weitzman segment. Presenting the above financial information and certain metrics both including and excluding the impact of certain items which affect the comparability of our results will help investors and analysts to understand the year-over-year impact of these items on ongoing operations.

Percentage increases/decreases in net sales and direct sales for the Company’s North America segment and net sales for the Company, the Coach brand, the Company’s International segments, Coach China, Coach Japan and the Company’s remaining directly operated businesses in Asia have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. Guidance for certain financial information for the fiscal year ending July 2, 2016 has also been presented on a constant currency basis. Presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At September 26, 2015, June 27, 2015 and September 27, 2014
(in millions)
(unaudited)

	September 26,	June 27,	September 27,
	2015	2015	2014
ASSETS

Cash, cash equivalents and short-term investments	$1,276.2	$1,525.8	$907.5
Receivables	246.9	219.5	209.0
Inventories	574.7	485.1	597.4
Other current assets	253.8	276.1	224.9

Total current assets	2,351.6	2,506.5	1,938.8

Property and equipment, net	727.4	732.6	701.2
Other noncurrent assets	1,475.4	1,427.8	1,031.0

Total assets	$4,554.4	$4,666.9	$3,671.0

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$215.7	$222.8	$173.7
Accrued liabilities	520.3	600.6	473.8
Current debt	15.0	11.3	170.0

Total current liabilities	751.0	834.7	817.5

Long-term debt	875.6	879.1	-
Other liabilities	454.3	463.2	413.4

Stockholders' equity	2,473.5	2,489.9	2,440.1

Total liabilities and stockholders' equity	$4,554.4	$4,666.9	$3,671.0

COACH, INC.

Store Count

At June 27, 2015 and September 26, 2015

(unaudited)

	As of			As of
Directly-Operated Store Count:	June 27, 2015	Openings	(Closures)	September 26, 2015

Coach

North America	462	1	(1)	462

Japan	196	1	0	197

Greater China (PRC, Hong Kong & Macau)	171	6	(1)	176

Asia - Other	102	1	0	103

Europe	34	1	0	35

Stuart Weitzman

Global	54	2	0	56

CONTACT:
Coach, Inc.
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
Global Head of Investor Relations and Corporate Communications
or
Christina Colone, 212-946-7252
Director, Investor Relations